Exhibit 4.20

MERGECO LOCK-UP AGREEMENT

This lock-up agreement (this “Agreement”) is dated as of November 3, 2023, by and among the undersigned (the “Holder”) and Carbon Revolution Public Limited Company (formerly known as Poppetell Limited), a public limited company incorporated in Ireland with registered number 607450 (“MergeCo”). Capitalized terms used, but not otherwise defined herein, shall have the meanings ascribed to such terms in the Business Combination Agreement and the Scheme Implementation Deed (each as defined below), as applicable.

BACKGROUND

A.
Prior to the execution and delivery of this Agreement (i) MergeCo has entered into a Business Combination Agreement dated as of November 29, 2022 (as the same may be amended, restated or amended and restated from time to time in accordance with its terms, the “Business Combination Agreement”) and (ii) MergeCo has entered into a Scheme Implementation Deed, dated as of November 30, 2022 (as the same may be amended, restated or amended and restated from time to time in accordance with its terms, the “Scheme Implementation Deed”).

B.
The Holder is the record and/or beneficial owner of ordinary shares in the capital of the MergeCo (“MergeCo Shares”), or securities exchangeable or convertible into MergeCo Shares, and in connection with the Scheme and as Scheme Consideration, such Holder is expected to be issued MergeCo Shares, or securities exchangeable or convertible into MergeCo Shares, in connection with the consummation of the transactions set forth in the Business Combination Agreement and the Scheme Implementation Deed.

C.
As a condition of, and as a material inducement for MergeCo to enter into and consummate the transactions contemplated by the Business Combination Agreement and the Scheme Implementation Deed, the Holder has agreed to execute and deliver this Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

AGREEMENT

1.	Lock-Up.

a.
During the Lock-up Period (as defined below), the Holder irrevocably agrees that it, he or she will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any Lock-Up Shares (as defined below), enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of Lock-Up Shares, whether any of these transactions are to be settled by delivery of any Lock-Up Shares, or otherwise, publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, or engage in any Short Sales (as defined below) with respect to any securities of MergeCo.

b.
In furtherance of the foregoing, during the Lock-up Period, MergeCo will (i) place a stop order on all the Lock-Up Shares, including those which may be covered by a registration statement, and (ii) notify MergeCo’s transfer agent in writing of the stop order and the restrictions on the Lock-Up Shares under this Agreement and direct MergeCo’s transfer agent, as applicable, not to process any attempts by the Holder to resell or transfer any Lock-Up Shares, except in compliance with this Agreement.

c.
For purposes hereof, “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-US broker dealers or foreign regulated brokers.

d.	For the avoidance of doubt, nothing in this Agreement restricts the ability of the Holder to exercise a right to vote attached to, or to dispose of, any MergeCo Shares.

e.	The “Lock-up Period” means the period beginning at the date hereof and ending on the 180th day after the Closing Date.

2.    Beneficial Ownership. For purposes of this Agreement, (i) MergeCo Shares and (ii) any securities convertible into, or exchangeable for, or representing the rights to receive MergeCo Shares, beneficially owned by the Holder on the date that the Lock-Up Period commences or acquired following the date that the Lock-Up Period commences are collectively referred to as the “Lock-up Shares.”

a.
Notwithstanding the foregoing, and subject to the conditions below, the undersigned may, by written notice to MergeCo, transfer Lock-Up Shares in connection with (a) transfers or distributions to the Holder’s current or former general or limited partners, managers or members, stockholders, other equityholders or direct or indirect affiliates (within the meaning of Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”)) or to the estates of any of the foregoing; (b) transfers by bona fide gift to a member of the Holder’s immediate family or to a trust, the beneficiary of which is the Holder or a member of the Holder’s immediate family for estate planning purposes; (c) by virtue of the laws of descent and distribution upon the death of the Holder; or (d) pursuant to a qualified domestic relations order, in each case where such transferee agrees to be bound by the terms of this Agreement; provided that in the case of any transfer pursuant to the foregoing clauses it shall be a condition to any such transfer that the transferee/donee agrees to be bound by the terms of this Agreement to the same extent as if the transferee/donee were a party hereto.

3.    Term. This Agreement shall automatically terminate upon the expiration of the Lock-Up Period. Upon termination of this Agreement, none of the parties hereto shall have any further obligations or liabilities under this Agreement. In the event the Business Combination Agreement and Scheme Implementation Deed are terminated in accordance with their terms, this Agreement shall automatically terminate and be of no further force and effect.

4.	Representations and Warranties. Each of the parties hereto hereby represents and warrants to each other party hereto that as of the date such party executes this Agreement:

a.
Existence; Authority; Enforceability. Such party has the power and authority to enter into this Agreement and to carry out its obligations hereunder. Such party who is not an individual is duly organized and validly existing under the laws of its respective jurisdiction of organization, and the execution of this Agreement, and the consummation of the transactions contemplated herein, have been authorized by all necessary action, and no other act or proceeding on its part is necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated hereby. This Agreement has been duly executed by it and constitutes its legal, valid and binding obligations, enforceable against it in accordance with its terms.

b.
Absence of Conflicts. The execution and delivery by such party of this Agreement and the performance of its obligations hereunder does not and will not (i) conflict with, or result in the breach of any material provision of the constitutive documents of such party who is not an individual, (ii) result in any violation, breach, conflict, default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), or give rise to any right of acceleration or termination or any additional payment obligation, under the terms of any material contract, agreement or permit to which such party is a party or by which such party’s assets or operations are bound or affected or (iii) violate any law applicable to such party.

c.
Consents. Other than any consents which have already been obtained, no consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by such party in connection with (i) the execution, delivery or performance of this Agreement or (ii) the consummation of any of the transactions contemplated herein.

d.	Lock-Up Shares. The Holder, upon the date that the Lock-Up Period commences beneficially owns [●] Lock-up Shares.

5.
Exceptions. During the Lock-up Period, with the prior approval of the MergeCo board of directors, the Holder may transfer any of its Lock-Up Shares to fund the liability associated with any tax, duty, levy, fee, penalty or charge imposed by any governmental authority on the Holder in connection with any securities issued under any executive or employee incentive plan of MergeCo.

6.     Notices. Any notices required or permitted to be sent hereunder shall be sent in writing, addressed as specified below, and shall be deemed given: (a) if by hand or recognized courier service, by 4:00PM on a business day, addressee’s day and time, on the date of delivery, and otherwise on the first business day after such delivery; (b) if by fax or email, on the date that transmission is confirmed electronically, if by 4:00PM on a business day, addressee’s day and time, and otherwise on the first business day after the date of such confirmation; or (c) five days after mailing by certified or registered mail, return receipt requested. Notices shall be addressed to the respective parties as follows (excluding telephone numbers, which are for convenience only), or to such other address as a party shall specify to the others in accordance with these notice provisions.

Notices to MergeCo: Carbon Revolution Limited 75 Pigdons Road, Warn Ponds VIC 3126 Australia Attention: David Nock E-mail: david.nock@carbonrev.com with a copy to (which shall not constitute notice):
Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Attention:  Jocelyn M. Arel
E-mail:  jarel@goodwinlaw.com

and

Goodwin Procter LLP
620 Eighth Avenue
New York, NY 10018
Attention:  Jeffrey Letalien
E-mail:  jletalien@goodwinlaw.com

If to the Holder, to the address set forth on the Holder’s signature page hereto or to such other address as any party may have furnished to the others in writing in accordance herewith.

7.    Enumeration and Headings. The enumeration and headings contained in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

8.    Counterparts. This Agreement may be executed in facsimile and in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all of which shall together constitute one and the same agreement.

9.     Successors and Assigns. This Agreement and the terms, covenants, provisions and conditions hereof shall be binding upon, and shall inure to the benefit of, the respective heirs, successors and assigns of the parties hereto. The Holder hereby acknowledges and agrees that this Agreement is entered into for the benefit of and is enforceable by MergeCo and its and their successors and assigns.

10.   Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision will be conformed to prevailing law rather than voided, if possible, in order to achieve the intent of the parties and, in any event, the remaining provisions of this Agreement shall remain in full force and effect and shall be binding upon the parties hereto.

11.  Amendment and Waivers. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party or parties against whom such waiver is to be effective. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.

12.   Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

13.   No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

14.   Injunctive Relief. Each of the parties to this Agreement hereby acknowledges that in the event of a breach by any such party of any material provision of this Agreement, the aggrieved party may be without an adequate remedy at law. Each of the parties thereto agrees that, in the event of a breach of any material provision of this Agreement, the aggrieved party may elect to institute and prosecute proceedings to enforce specific performance or to enjoin the continuing breach of such provision, as well as to obtain damages for breach of this Agreement. By seeking or obtaining any such relief, the aggrieved party will not be precluded from seeking or obtaining any other relief to which it may be entitled.

15.   Governing Law; Jurisdiction. The terms and provisions of this Agreement shall be construed in accordance with the laws of the State of Delaware. Each of the parties hereby irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, if (and only if) Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, the Superior Court of the State of Delaware or, if (and only if) the Superior Court of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court sitting in the State of Delaware, and any appellate courts therefrom. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

16.   WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 16.

17.   Controlling Agreement. To the extent the terms of this Agreement (as amended, supplemented, restated or otherwise modified from time to time) directly conflict with any other agreement by or among any of the parties hereto and/or any other party to the Business Combination Agreement or the Scheme Implementation Deed, the terms of this Agreement shall control.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have duly executed this Lock-Up Agreement as of the date first written above.

MERGECO:

CARBON REVOLUTION PUBLIC LIMITED COMPANY

By:
Name:
Title:

HOLDER:

Name:

Address for Notice:

[Signature Page to Lock-Up Agreement]